UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - OCTOBER 3, 2008

4C CONTROLS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

104 Summit Avenue
Summit, NJ 07902-0080
(Address of principal executive offices)

(908) 273-4442
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

On a Current Report on Form 8-K filed with the Commission on March 13, 2008, 4C Controls Inc. (the “Company”) reported that on March 7, 2008, the Company entered into a Share Purchase Agreement (the “March 2008 Share Purchase Agreement”) with Rudana Investment Group AG (“Rudana”). Pursuant to the March 2008 Share Purchase Agreement, and in consideration of US$940,900 (AUD$1 million) which was paid by Rudana directly to BQT Solutions Limited (“BQT Solutions”) on behalf of the Company as the first tranche of the Company’s planned investment in BQT Solutions and its subsidiaries, Rudana was issued 470,450 shares of the Company’s common stock and 117,613 Warrants. The Warrants were exercisable at a purchase price of $0.25 per share.

On August 29, 2008, the Company and Rudana mutually agreed to take action to rescind the March 2008 Share Purchase Agreement and cancel the March 2008 shares and warrants, and convert the rescinded purchase price to a shareholder loan. Rudana has tendered to the Company the shares and warrants it acquired pursuant to the March 2008 Share Purchase Agreement, and the Company has cancelled all such securities. The reason for the rescission is that the Company and Rudana agreed that the blended purchase price of the shares and warrants under the March 2008 Share Purchase Agreement did not fully reflect the growth and development which the Company has achieved within a relatively short period of time. The Company and Rudana agreed to convert the proceeds from the rescinded March 2008 Share Purchase Agreement into a shareholder loan in the amount of $940,900 at an interest rate of seven and half percent (7.5%) per annum, which together with the principal amount shall be repayable thirty (30) days after demand by Rudana.

On October 3, 2008, the Board of the Company approved the rescission of the March 2008 Share Purchase Agreement and cancellation of the March 2008 shares and warrants, and conversion of the rescinded purchase price to a shareholder loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

4C CONTROLS INC.

By:	/s/ Barbara Salz
	Name:	Barbara Salz
	Title:	Corporate Secretary

Date: October 13, 2008

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